Exhibit 5.1

August 10, 2010

Board of Directors

Insignia Systems, Inc.

8799 Brooklyn Blvd.

Minneapolis, Minnesota 55445

RE:         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 filed by Insignia Systems, Inc. with the Securities and Exchange Commission, relating to the offering of an additional 250,000 shares of common stock, $.01 par value, under the 2003 Incentive Stock Option Plan, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2.	Upon issuance by the Company after the Company’s receipt of the purchase price for the shares, the shares shall be duly authorized, legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Best & Flanagan LLP

Best & Flanagan LLP